Exhibit 10.4

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 10th day of August, 2015 (the “Effective Date”) by and among ISLAND BEACH RESORT, INC., a Florida corporation (“Property Management Seller”), and ARK ISLAND BEACH RESORT, LLC, a Delaware limited liability company (“Property Management Buyer”). Property Management Seller is sometimes herein referred to as “Seller” and Property Management Buyer is sometimes herein referred to herein as “Buyer”.

WHEREAS, Island Beach Resort, Inc. owns and operates a property management operation (the “Business”) known as Island Beach Resort (the “Management Company”) at 9800 South Ocean Drive, Jensen Beach, Florida 34957 (the “Location”); and

WHEREAS, Ocean Enterprises, Inc., a Florida corporation (“Restaurant Asset Seller”) owns and operates a restaurant and bars, gift shop and banquet facility known as Shuckers (the “Restaurant”) at the Location; and

WHEREAS, DC Holding Company, Inc., a Florida corporation (the “Real Property Seller”) owns real property consisting of the real property located at 9800 South Ocean Drive, Commercial Units C-1, C-2, C-3, C-4, Unit 111 and Unit 201, Jensen Beach, Florida 34957 (the “Real Property”); and

WHEREAS, Property Management Seller holds certain licenses and permits from the Division of Hotels and Restaurants to operate the Real Estate Management Company; and

WHEREAS, the closing on this Purchase Agreement is subject to and contingent upon the closing of the Real Estate Commercial Contract and Rider (“Real Estate Contract”) between Real Property Seller and Ark Shuckers Real Estate, LLC (“Real Property Buyer”) and the closing of the Restaurant Asset Purchase Agreement (“Restaurant Asset Purchase Agreement”) between Restaurant Asset Seller and Ark Shuckers, LLC (“Restaurant Asset Buyer”); and

WHEREAS, subject to and on the terms and conditions set forth in this Agreement, the Property Management Seller desires to sell, and Property Management Buyer desires to buy, substantially all of the assets of the Property Management Seller.

NOW, THEREFORE, for and in consideration of the recitals, the mutual covenants and agreements hereafter described and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

1. Sale and Purchase.

1.1. Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Property Management Seller agrees to sell, convey, transfer, assign and deliver to Property Management Buyer and Property Management Buyer agrees to purchase from the Property Management Seller, the Business as a going concern and Property Management Seller’s right, title and

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interest in and to all of the Acquired Assets. As used herein “Acquired Assets ‘shall mean all right, title and interest in and to all of the assets of Property Management Seller of every kind, character and description, other than the Excluded Assets, which are related to or used in connection with the conduct and operation of the Business, whether personal or real, tangible or intangible and wherever located, whether or not reflected on Property Management Seller’s financial statements, as such assets may exist on the Closing Date, including, but not limited to, all of its rights (a) as tenant in the Real Property as more fully described in the Real Estate Contract annexed hereto and made part hereof; (b) inventory of materials and supplies, and all furniture, furnishings, signage, fixtures, machinery, trade fixtures, including, but not limited to, leasehold improvements, security systems, computer equipment, alarm systems, cameras and recording devices, protective cages, electrical installations, safes and all other tangible assets relating to the Business of every kind and nature; (c) goodwill associated with the Business, all value of the Business as a going concern, and all records related to the Business including, without limitation, customer records, customer information, customers cards, operations manuals, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, personnel records, blueprints, data bases, distributors, supplier information and records, repair trade people, and all other data and know-how related to the Business, in any form or medium in Property Management Seller’s possession or obtainable by Property Management Seller; (d) proprietary items including, but not limited to, promotional items and literature, if appropriate, if any, and pictures as it relates to the Business, history of the Business, memorabilia, photographs and decor; (e) telephone and fax numbers, trade names, trademarks and trademark applications, service marks and service mark applications, patents and patent applications, copyrights, assumed names, fictitious names, slogans, domain names, web addresses, web sites, all software and software licenses and all rights in all data processing systems and networks, and all operations manuals, computer hardware, data bases, related documentation, and know-how of any kind; (f) credits, prepaid expenses, advance payments, security deposits and prepaid items customarily transferred and paid for in business asset purchase transactions, but only to the extent that in addition to the Purchase Price, credit is given or payment is made for same at Closing; (g) contracts, agreements, commitments, and personal property leases of Property Management Seller relating to the Business that are described in detail on Schedule 5.10 which Property Management Buyer affirmatively elects in writing to assume (the “Purchased Commitments”); (h) to the extent assignable, licenses and permits relating to the Business or the Acquired Assets; (i) privileges and advantages of every nature, kind and description, being personal or real, tangible or intangible, located at, on, or under the Real Property or in any way used in connection with the Real Property or otherwise possessed or owned by Property Management Seller or in which Property Management Seller has any interest whatsoever, all of the licenses, permits, easements, regulatory rights, beach access rights, air rights, roof rights, antenna rights, developer and use rights, and wallscape and signage rights, leases, subleases and rights thereunder; and (j) contractors and manufacturers guarantees, warranties, indemnities or similar rights in favor of the Property Management Seller with respect to any of its Acquired Assets. All of the Acquired Assets are being sold, assigned, transferred, conveyed and delivered to Property Management Buyer hereunder free and clear of any Lien. As used herein “Lien” shall mean any mortgage, pledge, lien, claim, security interest, conditional sale agreement, prior assignment, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any Uniform Commercial Code lien or tax lien.

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1.2. Excluded Assets. The Acquired Assets shall not include the assets listed on Schedule 1.2, licenses that are not assignable, and all leases, contracts, agreements, commitments not relating to the Business or not assumed by Property Management Buyer, all cash and cash equivalents, all of Property Management Seller’s rights under this Agreement and all insurance coverage (collectively, the “Excluded Assets”).

1.3. Assumed Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, defined below, Property Management Buyer will assume and agree to pay, perform and discharge only the obligations of Property Management Seller first arising from the operation of the Business following the Closing under the Purchased Commitments (the “Assumed Liabilities”)..

1.4. Due Diligence. Property Management Seller hereby agrees to deliver to Property Management Buyer within three (3) business days of the effective date (for purposes herein, said delivery shall require that Property Management Seller make available all such materials at the Location of the Management Company), which shall mean the date on which the last of the Property Management Buyer, Property Management Seller and any other party signing this Agreement shall have signed or initialed this Agreement, as applicable (“Effective Date”), those due diligence items (“Due Diligence Items”) requested by Property Management Buyer or set forth herein. Property Management Buyer shall have thirty (30) days (“Due Diligence Period”) from receipt of all of the Due Diligence Items to review and to approve the Due Diligence Items and any other information or documentation it acquires. If Property Management Buyer, in its sole discretion, does not approve any of the Due Diligence Items or any of the information provided to Property Management Buyer pursuant to this section or any information or documentation it otherwise acquires at any time prior to the expiration of the Due Diligence Period, Property Management Buyer, at its option, may terminate this Agreement by written notice to Property Management Seller delivered at any time prior to the expiration of the Due Diligence Period, whereupon this Agreement shall become null and void and of no further force and effect, the Deposit (as defined below) shall be returned to the Property Management Buyer and the parties hereto shall have no further obligation to one another. Property Management Buyer’s failure to terminate this Agreement pursuant to this Section 1.4 shall not affect Property Management Buyer’s right to require the satisfaction of all conditions to closing set forth in this Agreement. Property Management Buyer and Property Management Seller shall also reasonably cooperate with Property Management Buyer following execution of this Agreement to obtain the transfer of any licenses in favor of Property Management Buyer necessary to run the Business.

2. Purchase Price. The Purchase Price for the Acquired Assets is Four Hundred Fifty Thousand Dollars ($450,000.00) payable as follows: Upon the execution of this Agreement by all parties Property Management Buyer shall pay to Escrow Agent (hereinafter defined) the sum of (i) an initial refundable deposit of Fifty Thousand Dollars ($50,000.00) (the “Initial Deposit”) to Koeppel Law Group, P.A. Trust Account (“Escrow Agent”); and within two (2) business days after the expiration of the Due Diligence Period (ii) Fifty Thousand Dollars ($50,000.00) (the “Additional Deposit”) (the Initial Deposit and Additional Deposit are collectively referred to as the “Deposit”); and, at Closing (hereinafter defined) Property Management Buyer shall pay to Property Management Seller (i) the sum of Three Hundred Fifty Thousand Dollars ($350,000.00 (“Balance Due”) (subject to any prorations, credits or agreed upon a adjustments as provided for herein).

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The Purchase Price shall be payable by Property Management Buyer to Property Management Seller, by wire transfer funds, plus or minus the specific items hereinafter described and the usual and ordinary prorations and credits, including but not limited to rent, if any paid for the lease of the leased premises and any leased equipment assumed by Property Management Buyer, personal property taxes for the year of closing imposed on the assets, real estate taxes, gift card liabilities, (collectively, the “Prorations and Credits”). Further, any security deposits held by the vendor/lessor of the leased premises and any leased equipment being assumed by Property Management Buyer shall be reimbursed to Property Management Seller at the time of Closing provided that said vendor/lessor shall transfer the said security deposit for the benefit of the Property Management Buyer as of the Closing Date. The parties hereto agree to re-prorate as to any errors in the listing or payment of Prorations and Credits. Property Management Seller shall be responsible for electricity, telephone, water and sewer, gas and other utility charges, salaries and accrued vacation and other benefits of employees, payment of all amounts owed by Property Management Seller to any governmental agency or unit, and payment of all amounts secured by Liens against the Acquired Assets. To the extent that one party owes money to the other pursuant to this section, such party shall pay all amounts so owed within thirty (30) days after written notice thereof.

In accordance with the provisions of Section 2(e) of the Restaurant Asset Purchase Agreement, a portion of the Restaurant Asset Purchase Price shall be held pursuant to an escrow agreement in form and substance reasonably acceptable to Property Management Buyer and Property Management Seller (the “Closing Escrow Agreement”) to secure the indemnification obligations of both the Restaurant Asset Seller and the Property Management Seller under this Agreement for a period of one (1) year after Closing. The Escrow Cash will be released only in accordance with the terms of the Closing Escrow Agreement. The Property Management Seller acknowledges and agrees that Property Management Buyer’s remedies under the Closing Escrow Agreement are the Property Management Buyer’s sole and exclusive recourses or remedies in connection herewith.

3. Closing. Time is of the essence with respect to all time periods and dates set forth in this Section 3. The closing (the “Closing”) of the transactions contemplated by this Agreement to be on or before September 25, 2015, and is contingent upon the satisfaction or waiver of the Conditions Precedent (as defined below) (the “Closing Date”) and the Closing on the Real Estate Contract and the Restaurant Asset Purchase Agreement. The Closing shall take place at such location which is mutually agreed upon by the parties. The parties hereto agree to cooperate and use reasonable efforts to cause all contingencies to occur by the Closing Date. If through no fault of Property Management Buyer or Property Management Seller the Closing fails to occur on or before September 25, 2015, then either Property Management Seller or Property Management Buyer may, without liability, terminate its obligations under this Agreement, the Real Estate Contract and the Restaurant Asset Purchase Agreement. If the Closing fails to have occurred on or before September 25, 2015 and the failure of the Closing to occur shall be determined by a court of law or other tribunal have been the fault of Property Management Buyer, Property Management Seller shall have the right to retain the Deposit as agreed upon liquidated damages, consideration for execution of this Agreement, and in full settlement of any claims, whereupon Property Management Buyer and Property Management Seller (and Real Property Buyer and Real Property Seller and the Restaurant Seller and Restaurant Buyer) shall be relieved from all further obligations under this Agreement and the Real Estate Rider and the

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Restaurant Asset Purchase Agreement. If the Closing shall not have occurred on or before September 25, 2015 and the failure of the Closing to occur shall be determined by a court of law or other tribunal have been the fault of the Property Management Seller, then Property Management Buyer shall have the right to maintain suit for any and all remedies, at law or in equity, including, but not limited to, specific performance, against the defaulting Property Management Seller for breach of this Agreement and the Real Property Seller under the Real Estate Contract and the Restaurant Asset Purchase Agreement.

4. Closing Deliveries.

(a) Closing Deliveries of Buyer. At Closing, Property Management Buyer shall deliver to Property Management Seller the following: (i) the Purchase Price, less the Deposit; (ii) certified copy of resolutions duly adopted by Property Management Buyer, approving the terms and conditions of this Agreement and authorizing Property Management Buyer’s officers to execute, deliver and consummate the same for and on behalf of Property Management Buyer; (iii) certificate of Property Management Buyer’s good standing as a Delaware limited liability company or other legal entity; (iv) the deliverables set forth in the Real Estate Contract and the Restaurant Asset Purchase Agreement; and (v) such other documents as are required pursuant to this Agreement (assumption of Purchased Commitments).

(b) Closing Deliveries of Property Management Seller. At Closing, Property Management Seller shall deliver to Property Management Buyer the following (i) duly executed bill of sale and assignment agreement with appropriate warranties of ownership covering the Acquired Assets, in form and substance reasonably acceptable to Property Management Buyer; (ii) all customer records relating to the operation of the Business at the Location in Property Management Seller’s possession (including the Property Management agreements with the condominium unit owners); (iii) certified copy of resolutions duly adopted by the Shareholder and the Property Management Seller’s Board of Directors, approving the terms and conditions of this Agreement and authorizing Seller’s officers to execute, deliver and consummate the same for and on behalf of Property Management Seller; (iv) certificate of Property Management Seller’s good standing as Florida corporations and certified copies of Property Management Seller’s organizational documents and by-laws, if any; (v) possession of the Acquired Assets; (vi) at Property Management Seller’s cost, UCC, tax and judgment search reports issued by a company reasonably satisfactory to Property Management Buyer evidencing that the Acquired Assets are free from Liens or encumbrances of any sort; (vii) termination statements terminating all financing statements of record on the Closing Date under the Uniform Commercial Code with respect to the Acquired Assets, or a written commitment from the secured party, in form and substance reasonably acceptable to Property Management Buyer, to provide the same; (viii) the originals or certified copies of the Purchased Commitments; (ix) a certification to Property Management Buyer, in form and substance reasonably acceptable to Property Management Buyer, that Property Management Seller warrants that, as of the Closing Date they are in good standing, duly authorized, no default has occurred under any material agreement relating to the Acquired Assets, all third party consent needed to sell the Acquired Assets has been obtained and no proceedings are pending against Property Management Seller or its shareholders; (x) a Closing Certificate as described in Section 6.

5. Representations and Warranties of Property Management Seller. Except as otherwise disclosed in writing to Property Management Buyer on or after the Effective Date, to induce Property Management Buyer to execute this Agreement and consummate the transactions contemplated hereunder, the Property Management Seller hereby represents and warrants to Property Management Buyer as of the date hereof as follows:

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5.1 Organization, Good Standing. Authorization. Property Management Seller is a corporation duly organized, validly existing and in good standing under the provisions the law of the State of Florida. Property Management Seller has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Property Management Seller has all corporate power and the shareholders have authority to enter into this Agreement and all other agreements and documents to be executed by them at Closing pursuant hereto (collectively, the “Acquisition Agreements”). The Acquisition Agreements have been, or will be at the Closing, as applicable, duly executed and delivered by the Property Management Seller and shall constitute the legal, valid and binding obligations of Property Management Seller, enforceable against Property Management Seller in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.2 No Violation. The execution, delivery, compliance with and performance by Property Management Sellers of the Acquisition Agreements does not and will not: (i) violate or contravene the articles of incorporation or by-laws, as amended to date (the “Charter Documents”) of Property Management Seller; (ii) violate or contravene any law, rule, regulation, ordinance, order, judgment or decree (collectively, “Applicable Law’’) to which such Property Management Seller or any of its assets is subject; (iii) conflict with or result in a breach of or constitute a default by any party under any agreement or other document to which Property Management Seller is a party or by which any of its assets or properties are bound or are subject; (iv) result in the creation of any Lien upon any of such Property Management Seller’s properties or the Acquired Assets or give to any person or entity a right of acceleration or termination; (v) require any approval or consent of any person under the Charter Documents of such Property Management Seller, or any agreement or other document to which Property Management Seller is a party or by which Property Management Seller or any of its assets or properties are subject; (vi) result in the termination, modification or cancellation of any transferable license, permit, franchise, governmental authorization, contract, clearance or approval necessary for the lawful operation of the Business by Property Management Buyer; and (vii) require Property Management Seller to obtain any authorization, consent, permit, filing, clearance, registration or exemption or other action by or from or notice to or filing with (either before or after the Closing Date) any federal or state court, administrative agency or other governmental body, other than the Division of Hotels and Restaurants.

5.3 Title. Property Management Seller has, and Property Management Buyer will receive at Closing, good, valid and marketable title to all of the Acquired Assets, free and clear of all Liens, leases and tenancies. The Acquired Assets comprise all assets of the Property Management Seller other than the Excluded Assets. All tangible personal property at the Location is owned by the Property Management Seller and not leased. There are no financing statements under the Uniform Commercial Code filed with the Florida Secretary of State which name Property Management Seller, Real Property Seller or Restaurant Asset Seller as debtor, excepting only financing statements no longer in effect, and Property Management Seller has not signed any security agreement authorizing any secured party thereunder to file any such financing statement.

5.4 No Subsidiaries. Property Management Seller does not own and has never owned, either directly or indirectly, any interest (whether debt or equity) in any other entity.

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5.5 Intellectual Property. Property Management Seller has not received any written notices or objections to Property Management Seller’s use and operation of the intellectual property which relates to the Business as now operated or used by Property Management Seller in the operation of the Business, including the trade name “Island Beach Resort”. The Property Management Seller shall assign all intellectual property in Property Management Seller’s possession, including all computer programs and other such licenses which Property Management Seller currently retains.

5.6 Legal Proceedings. Except as set forth on Schedule 5.6 attached hereto, there are no actions, suits, litigation, proceedings or investigations pending or to Property Management Seller’s knowledge threatened by or against Property Management Seller or by or against any shareholder which relate to the Business or the Acquired Assets, and Property Management Seller has not received any written claim, complaint, threat or written notice of any such proceeding or claim.

5.7 Compliance with Laws. In operating the Business, Property Management Seller has complied in all material respects with all regulations, rules, ordinances, laws, statutes, orders and decrees of any governmental authority applicable to it (collectively, the “Applicable Laws’’). Property Management Seller has not received any written notice asserting any violation thereof or non-compliance therewith and there is no pending or to the best of Property Management Sellers’ knowledge, after due inquiry, threatened investigation, inquiry or audit by any federal, state, or local governmental authority relating to Property Management Seller, the Business or any of the Acquired Assets.

5.8 Permits and Licenses. (i) Schedule 5.8 identifies all existing licenses and permits and is complete and correct in all material respects; (ii) such licenses and permits constitute all of the licenses and permits currently necessary for the ownership and operation of the Business, including, but not limited to, the Property Management licenses and permits necessary to operate the Property Management Company; (iii) no default has occurred in the due observance or condition of any license or permit which has not been heretofore corrected; (iv) all licenses and permits (except those listed on Schedule 1.2) are assignable to Property Management Buyer. Each permit and license held by Property Management Seller is valid and in full force and effect, all fees and deposits required in connection therewith have been paid, and no such license or permit is subject to any limitation, restriction, probation or other qualification.

5.9 Intentionally Deleted.

5.10 Commitments. Property Management Seller has delivered or made available to Property Management Buyer or will deliver within three (3) business days of the Effective Date, true and correct copies of all written contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets, including without limitation, all amendments thereto. A true, correct and complete list and summary description of all such written documents and any and all oral contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets is attached hereto as Schedule 5.10. All Purchased Commitments are in full force and effect (and are expected to be in full force and effect immediately following the Closing) and represent the valid and binding obligations of Property Management Seller and other parties. The Property Management Seller and all other parties thereto have performed in all material respects all obligations required to be performed by it or them thereunder, respectively. Neither

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Property Management Seller nor any other party is (with or without the lapse of time or the giving of notice, or both) in default under any such Purchased Commitment, and Property Management Seller has not received any notice of any default or termination of any such Purchased Commitment from any other party thereto and Property Management Seller is not aware of any facts or circumstances (with or without the lapses of time or the giving of notice or both) under which it would be reasonably likely that there would be a default or termination of any such Purchased Commitment. Property Management Seller has no outstanding powers of attorney relating to the Business or the Acquired Assets.

5.11 Financial Statements. Property Management Seller has heretofore delivered to Property Management Buyer, or will deliver within five (5) business days of the Effective Date, its financial statements for the months January through June 30, 2015 and for the years ended December 31, 2014 and 2013 and its tax returns for the years 2014, 2013 and 2012 signed by a principal of Property Management Seller and its accountant. In the event Property Management Seller has not filed its corporate tax return for the year 2014, Property Management Seller shall deliver a copy to Property Management Buyer simultaneously with the filing of same with the Internal Revenue Service; and Property Management Seller will deliver to Property Management Buyer as soon as practicable its financial statements for each month in 2015 which elapses prior to the Closing Date together with copies of its sales tax reports for the months January through June 30, 2015 and for the years ended December 31, 2014 and 2013. The financial statements referred to in the first sentence of this Section 5.11(collectively, the “Financial Information”) are based upon the information contained in the books and records of the Property Management Seller and present fairly the assets, liabilities and financial condition of the Property Management Seller as of the respective dates thereof and the results of such Property Management Seller’s operations for the periods ended as of the respective dates thereof. The Financial Information in each case has been prepared in accordance with the normal course of business applied on a consistent basis throughout the periods involved and with prior periods and the Financial Information does not materially overstate or understate the gross revenues or net income or the major operating expenses, including, but not limited to, salaries, and payroll tax expenses of Property Management Seller.

5.12 No Undisclosed or Transferee Liability. Property Management Seller has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, that is not reflected or reserved against in the Financial Information, other than liabilities incurred in the ordinary course of business after the date of the latest of the Financial Information. All debts, liabilities and obligations of Property Management Seller or otherwise relating to the Business or the Acquired Assets incurred after the periods covered by the Financial Information have been incurred in the ordinary course of business, consistent with past practice, and are usual and normal in amount.

5.13 No Brokers. Except for DMP Brokers, Inc. (d/b/a Prakas & Co.) (the “Broker”), Property Management Seller or Property Management Buyer have not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement. Property Management Seller shall be responsible for any and all payments to Broker pursuant to a separate listing agreement.

5.14 Taxes. Property Management Seller is not delinquent with respect to money due to any federal, state, or local taxing authority or any other governmental entity for income tax or any other tax, or interest, penalties, assessments or deficiencies relating thereto (collectively, “Taxes”). Property

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Management Seller has filed all federal, state and local and all other tax returns which it is required to have filed. Property Management Seller has paid or made adequate provision for the payment of all Taxes which have or may become due pursuant to said returns or pursuant to any assessment received with respect thereto, or which is otherwise due and payable by such Property Management Seller. As of the Closing Date, Property Management Seller shall have paid all accrued sales taxes owed by Property Management Seller in the state of Florida. No adjustment of or deficiency of any Taxes or claim for additional Taxes has been proposed, or to the best of Property Management Sellers’ knowledge, threatened, asserted or assessed against Property Management Seller. There are no audits or other examinations being conducted or, to the best of Property Management Seller’s knowledge, after due inquiry, threatened by any taxing authority, and there is no deficiency or refund litigation or controversy in progress or, to the best of Property Management Seller’s knowledge, after due inquiry, threatened, with respect to any Taxes previously paid by Asset Sellers or with respect to any returns previously filed by Property Management Seller or on behalf of Property Management Seller. Hotel Asset Sel1er has not made any express waiver of any statute of limitations relating to the assessment or collection of Taxes.

5.15 Shareholders’ Ownership. Anthony P. Carpentier owns 50% and John Daniels owns the remaining 50% of the issued and outstanding capital stock of Property Management Seller. Property Management Seller (and no other person or entity) owns all right, title and interest in personal property of any kind that was actually used and was necessary to the conduct of the Business by Property Management Seller, whether tangible or intangible, wherever located.

5.16 Employee Matters. Except as set forth on schedule 5.16 attached hereto, no employee of Property Management Seller has a written employment agreement or is other than an “at will” employee. Property Management Seller does not have nor maintain any written pension, profit sharing, thrift or other retirement plan, employee benefit plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan, agreement, policy or understanding. Property Management Seller is not a party to, and Property Management Seller is not subject to, any collective bargaining or other agreement or understanding with any labor union, and no approval by any labor union is required to complete this transaction. Prior to the date hereof, no labor union has attempted to represent employees of the Property Management Seller at the Location. Property Management Seller is not privy to or involved in any labor or union controversy or other interaction of any kind. There are no grievances, disputes or controversies with any individual or group of employees which would reasonably be expected to have a material and adverse effect on the Business. The Property Management Seller has not received notice of any labor action for failure to pay Property Management Seller’s employees appropriately and Property Management Seller has no knowledge of any potential wage dispute or claim for unpaid minimum wages under the Florida Minimum Wage Act. Schedule 5.16(b) identifies the name and current compensation of each current employee of Property Management Seller. There is no unfair labor practice charge or other employee-related or employment-related complaint against Property Management Seller pending or, to the best of Property Management Seller’s knowledge, threatened before any Governmental Authority. To the best of Property Management Seller’s knowledge, without independent inquiry, Property Management Seller has substantially complied with, and is currently in substantial compliance with, all Governmental Requirements relating to any of its employees or consultants (including, without limitation, any Governmental Requirement of the Occupational Safety and Health Administration), and Property

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Management Seller has not received from any Governmental Authority any written notice of Hotel Asset Seller’s failure to comply with any such Governmental Requirement. Within fourteen (14) business days after the Closing Date, Property Management Seller shall pay all of its employees for all salary and other benefits that accrue prior to the date of the Closing.

5.17 No Discounts or Promotions Property Management Seller has not entered into any special programs or arrangements whereby any customer or employer or group thereof is entitled to a lesser fee or preferential treatment offered to all customers after the Closing, except for that arrangement with Dave Minor (one of the Unit Owners) that includes a discounted commission in exchange for certain considerations, and lawyers included in the book commonly known as “Enjoyment Treasure Coast”.

5.18 No Change. Since the Effective Date there has not been: (a) any change in the condition of the Acquired Assets; (b) any contract, agreement, lease or other commitment or arrangement (written or oral) entered into or amended relating to the Business, except as may otherwise be disclosed to Property Management Buyer; (c) any indebtedness, liability or obligation created, incurred or assumed by Property Management Seller; (d) any acquisition by Property Management Seller of any Acquired Assets in any transactions with any of Property Management Seller’s officers, directors or Shareholder, or any relative by blood or marriage or any Affiliate (as hereinafter defined) thereof or of Property Management Seller, or any acquisition of any Acquired Assets of material value in any transaction with any other person or entity; (e) any material change in Property Management Seller’s maintenance of its books of account; (f) any sale, lease or other disposition of or agreement to sell, lease or otherwise dispose of any of the Acquired Assets, except in the ordinary course of business and consistent with past practice; or (g) any other event, condition, change or circumstance which has had, or is reasonably expected to have, a material adverse effect, on Property Management Seller or the Acquired Assets taken as a whole. “Affiliate” shall mean any party which is directly or indirectly controlling, controlled by or under common control with another person or entity.

5.19 Solvency. Assuming that Property Management Buyer performs all of its obligations under this Agreement, Property Management Seller will have sufficient funds to satisfy all obligations owed to its creditors. Property Management Seller is solvent and has assets which have a fair value in excess of its liabilities. The Purchase Price is fair, has been negotiated on an arms-length basis, and is greater than what Property Management Seller could obtain for the Assets if such Assets were sold on a liquidation sale basis. Property Management Seller has had the opportunity to obtain consult with its independent advisors as to the merits of the transaction described herein. Property Management Seller is not entering into this transaction under duress nor as result of the requirement of any lender, creditor or the Division of Hotels and Restaurants.

5.20 Inventory. Immediately after the close of business on the day immediately preceding the Closing Date, Property Management Seller and Property Management Buyer shall conduct a physical count of the entire inventory (the “Inventory”). The Property Management Seller shall provide at least three days prior to Closing a report of all existing inventory at the Location (the “Inventory”) that at such time is owned by Property Management Seller and which is: (a) usable or saleable in the ordinary course of the Business; (b) sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, and (c) carried on the books of Property Management Seller at an amount which reflects its costs. After such determination, Property Management Seller shall provide evidence by original paid invoices of the cost of such useable and saleable Inventory in the form of a

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certified report (by Property Management Seller) of the Inventory at the Location and the Property Management Buyer and Property Management Seller shall jointly determine the amount to be added to the Purchase Price (the “Inventory Report”) setting forth the value of the Inventory at cost for the purposes of calculating the Purchase Price and Property Management Buyer shall acquire the items on the Inventory Report free and clear of all liens and encumbrances. The value of the Inventory shall be calculated at one hundred percent (100%) of the aggregate cost of the Inventory. Inventory shall include, but not be limited to, all useable and unopened inventories of Property Management Seller. As used herein “useable” shall mean inventory which is in good and saleable condition and of the quality regularly sold and served to customers of Property Management Seller in the usual course of business.

No less than three (3) days prior to Closing, Property Management Seller shall provide a certified report of the Inventory at the Location and the corresponding cost associated therewith (the “Inventory Report”) setting forth the value of the Inventory at cost for the purposes of calculating the Purchase Price. The value of the Inventory shall be calculated at one hundred percent (100%) of the aggregate cost of the Inventory.

5.21 Disclosure. No representation or warranty in this Section 5 contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

6. Conditions Precedent. Property Management Buyer and Property Management Seller shall not be obligated to close the transactions contemplated by this Agreement unless each of the following conditions are satisfied, or expressly waived in writing by Property Management Buyer (collectively, the “Conditions Precedent”): (a) Property Management Seller shall have executed and delivered to Property Management Buyer at the Closing a Certificate certifying: (i) as to the fulfillment of the matters contained in this Section 6 and (ii) that as of the Closing Date the representations and warranties of the Property Management Seller contained in this Agreement are true, complete and accurate to the same extent and with the same force and effect as if made on such date; (b) the Property Management Seller shall have materially performed, satisfied and complied with all obligations and covenants of Property Management Seller required by this Agreement to be performed or complied with by them, respectively, at or before the Closing; (c) Property Management Seller shall have delivered to Property Management Buyer at or before the Closing, as applicable hereunder, all documents and all other items required hereunder to be delivered by them, respectively, with all such documents which require Property Management Seller’s execution having been duly executed, as applicable, by Property Management Seller; (d) Property Management Seller shall have obtained all necessary approvals, consents and clearances (if any) from governmental authorities (including but not limited to Department of Business and Professional Regulation and Department of Revenue) and others in connection with the transactions contemplated by this Agreement (the “Consents”), (e) no new law or amendment to any existing Applicable Law has been enacted, promulgated, issued or otherwise effectuated which precludes the transaction contemplated by this Agreement or which would materially adversely affect the profitability or legality of the Business; (f) there has been no material adverse change in the Business assets, liabilities, results of operations or prospects of Property Management Seller since the date of this Agreement; (g) Real Property Buyer and Real Property Seller and Restaurant Asset Buyer and Restaurant Asset Seller have simultaneously closed on the purchase and sale of the Real Property and the Restaurant Assets (h) If the FLA shall fail or refuse to issue the Liquor License to Restaurant Asset Buyer and if Restaurant Asset Buyer shall have made a good faith effort to

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obtain the Liquor License, then either Property Management Buyer or Property Management Seller may, without liability, terminate its obligations under this Agreement, the Real Estate Rider and the Restaurant Asset Purchase Agreement. Property Management Seller shall cooperate with Property Management Buyer to: (i) obtain all governmental agencies approval to operate the Business at the Location and (ii) complete the transactions contemplated by this Agreement.

7. Pre-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants between the Effective Date and the Closing Date:

7.1 Confidentiality. In the event a Closing does not occur, the Property Management Buyer and Property Management Seller will return all Information to the party that provided same or destroy all Information that is in tangible form, together with any copies that may have been made, and provide written certification that the foregoing has been completed.

7.2 Reasonable Efforts. Each of the parties hereto will use all reasonable efforts to take such actions as are to be taken by each of them respectively hereunder prior to Closing, provided that no party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder. The Property Management Seller agrees to use commercially reasonable efforts to obtain the Consents required under this Agreement and Property Management Buyer shall use commercially reasonable efforts to assist in the obtaining of such Consents. Each party shall be responsible for its own costs and expenses relating to using its efforts as required hereby in obtaining the Consents.

7.3 Ordinary Course. Property Management Seller will, unless Property Management Buyer otherwise consents in writing: (a) own and use the Acquired Assets in accordance with all Applicable Laws, in the ordinary course, and in a manner which will not be reasonably expected to have a material adverse effect on the Acquired Assets, (b) maintain the Acquired Assets in good repair and working condition and maintain and keep in force existing insurance on the Acquired Assets, (c) maintain any and all relationships with its existing employees, customers, suppliers and any other persons or firms with whom Property Management Seller has significant contact in connection with the operation of the Business and take such other and further actions as may be reasonably necessary to preserve the goodwill of the Business, including the prompt payment of all suppliers and vendors; maintain its books and records in the ordinary course, consistent with past practice, (e) maintain the Inventory at the level described on Schedule 5.20 and (f) comply in all respects with all of the terms of the Purchased Commitments and continue operating the Business in the ordinary course. In addition, Property Management Seller will not, after the expiration of the Due Diligence Period, without Property Management Buyer’s prior written consent: (i) remove, relocate, sell, transfer, pledge, lease, hypothecate or otherwise dispose of any of the Acquired Assets outside of the ordinary course of business, (ii) enter into, engage in, or become a party to, directly or indirectly, any transaction or agreement other than in the ordinary course of business, or (iii) increase the compensation of any employee or independent contractor of the Business.

7.4 Cooperation. No party hereto will intentionally take any action that would cause any condition set forth in this Agreement not to be fulfilled, including without limitation, taking or causing to be taken any action that would cause the representations and warranties made by such party

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in this Agreement not to be true and correct in all material respects as of the Closing. Property Management Seller shall cooperate with Property Management Buyer relative to the execution of any and all permits and licenses reasonably requested by Property Management Buyer prior to Closing.

7.5 Governmental Filings. Each party hereto will promptly make all governmental filings or other submissions which may be necessary in order for such party to be able to consummate the transactions contemplated by this Agreement.

7.6 Taxes and Fees. Property Management Seller shall prepare and timely file, in a manner consistent with Applicable Laws, all tax returns relating to the Business and/or the Acquired Assets required or permitted to be filed on or before the Closing Date.

7.7 Access. From time to time and at any time during normal business hours and only with Property Management Seller’s prior consent (which may, at Property Management Seller’s discretion, require a representative of Property Management Seller to be present), Property Management Seller shall give Property Management Buyer and its representatives reasonable access to the Location and Acquired Assets from the date hereof and through the Closing Date and shall promptly furnish to Property Management Buyer and its representatives such information and records relative to the Business and the Acquired Assets as they shall, at any time and from time to time, reasonably request, including but not limited to, financial reports of operations and reports and other information as to the status of Property Management Seller’s liabilities to its vendors.

7.8 Exclusivity. Property Management Seller acknowledges that Property Management Buyer has devoted and will devote substantial time and has incurred and will incur out of pocket expenses (including attorneys’ fees and expenses) in connection with conducting business, financial, and legal due diligence investigations of Property Management Seller and the Business, drafting and negotiating this Agreement and all related agreements and consummating the transactions contemplated hereby and thereby. In the event that Property Management Seller violates any provision of this Agreement, Property Management Buyer shall have such remedies as are set forth herein. To induce Property Management Buyer to take the actions contemplated under this Agreement, the Restaurant Asset Buyer under the Restaurant Asset Agreement and the Real Property Buyer under the Real Property Contract to incur such expenses, from the date of this Agreement until the earlier of the Closing or termination of this Agreement, Property Management Seller will not directly or indirectly: (a) enter into any written or oral agreement or understanding with any person or entity (other than Property Management Buyer) regarding a sale (directly or indirectly including by way of merger or consolidation) of all or any part of the Business or the Acquired Assets or the use of the Location; or (b) solicit, initiate or encourage the submission of any proposals or offer from any person or entity (other than Property Management Buyer) regarding the possibility of any such sale or such use or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

7.9 Pre-Closing Obligations. Property Management Seller shall promptly pay, perform and discharge in full and in accordance with their respective terms, all liabilities and obligations relating to

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the Acquired Assets and/or the Business which accrue prior to the Closing (regardless of when they actually arise), and all other Excluded Liabilities, and Property Management Buyer shall have no responsibility therefor.

7.10. Further Actions. From the date hereof to the Closing or termination of this Agreement, the Property Management Seller will provide prompt notice to Property Management Buyer of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in this Agreement to be satisfied or the breach of any representation or warranty set forth herein.

7.11 Approval of Division of Hotels and Restaurants. Property Management Seller agrees that it will permit a health inspection of the Property by the Division of Hotels and Restaurants and any other inspections required prior to Closing, upon request of the Property Management Buyer.

8. Indemnification. The Property Management Seller agrees to and shall defend, indemnify and hold harmless Property Management Buyer and its managers, members, employees, agents, representatives (collectively, the “Property Management Buyer Indemnified Parties”) harmless from and against any and all losses, damages, lawsuits, proceedings, judgments, deficiencies, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses), and governmental actions of every kind, nature or description (collectively, “Losses”) which arise out of or relate to any of the following: (a) any breach of any representation, warranty or covenant made by the Property Management Seller in the Acquisition Agreements; (b) any failure by the Property Management Seller to perform, comply with or observe any one of more of its covenants, agreement or obligations contained in the Acquisition Agreements; and (c) any transferee liability for which the Property Management Buyer Indemnified Parties become liable on account of any obligation of Property Management Seller, including, but not limited to, any tax liability that the Property Management Buyer assumes by law. If there is any indemnification claim hereunder, Property Management Buyer shall promptly cause notice of the claim to be delivered to the Property Management Seller. The Property Management Seller shall defend such claim at their sole cost and expense with legal counsel selected by the Property Management Seller (provided that Property Management Buyer shall have the right to approve such counsel, such approval not to be unreasonably withheld). The Property Management Buyer and its counsel shall have the right to participate in the defense of any such claim at the Property Management Buyer’s sole cost and expense. If notice is given and the Property Management Seller fails to promptly assume or assert the defense of the claim in good faith, the claim may be defended, comprised or settled by the Property Management Buyer without the Property Management Seller’s consent and the Property Management Seller shall remain liable under this Section 8. Notwithstanding any provision of this Section 8 to the contrary: (a) the Property Management Buyer may retain control over the defense (at the cost of the Property Management Seller) of any claim hereunder if such claim is for injunctive or other equitable relief; and/or (b) if in the reasonable opinion of the Property Management Buyer there may be a conflict between the positions of the Property Management Buyer and Property Management Seller in conducting the defense of an action or that there may be legal defenses available to Property Management Buyer different from or in addition to those which counsel for the Property Management Seller would be able to raise, the Property Management Buyer shall be entitled to maintain its own independent defense of such action and the reasonable fees and expenses of

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the Property Management Buyer’s counsel shall be paid by the Property Management Seller. Property Management Seller cannot settle a matter other than for dollar damages without the consent of Property Management Buyer. Notwithstanding anything contained herein to the contrary, any and all costs and expenses resulting from Property Management Seller’s indemnity obligations contained in this Paragraph 8, if the responsibility of Property Management Seller, shall be paid out of the “Escrow Cash”, it being understood and agreed that Property Management Seller’s obligations under the Acquisition Agreements shall not exceed any and all monies in the Escrow Cash.

9. Post-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants after the Closing:

9.1. Taxes. Property Management Seller shall pay any and all sales, use, transfer or other taxes due or owing in connection with the transfer and conveyance of the Assets hereunder, and Property Management Buyer shall have no liability therefor.

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9.2. Property Management Seller’s Employees. Property Management Seller acknowledges that on or after the Closing Date, Property Management Buyer may hire one or more persons previously employed by Property Management Seller, that any such persons shall be treated as new hires by Property Management Buyer and that Property Management Buyer’s employment of such persons shall in no way limit Property Management Seller’s obligations to pay any amounts or provide any benefits to such persons in connection with their employment by Property Management Seller or the termination thereof. Nothing herein shall obligate Property Management Buyer to employ such employees or to employ them for any specific time period or to provide them with any specific benefits or pay rate.

9.3. Restrictive Covenants. The Property Management Seller acknowledges and agrees that Property Management Buyer would not have entered into this Agreement to purchase the Acquired Assets but for the following restrictive covenants, that the provisions of this Section 9.3 are supported by good and sufficient consideration, that the Property Management Seller (including, but not limited to, officers, shareholders (and their spouses, if any), employees and agents thereof) possesses information and expertise relating to the Business and the Acquired Assets that will enable them to injure Property Management Buyer and diminish the value of the investment by Property Management Buyer in the Business and the Acquired Assets if the Property Management Seller should engage in any business that is competitive with the Business conducted by Property Management Buyer. The Property Management Seller hereby represents and warrants that the Property Management Seller (including, but not limited to the officers and shareholders thereof, and their spouses) do not own a management company that operates within the restricted area (hereinafter defined) and they covenant hereby covenants and agrees to deliver to Property Management Buyer during the Due Diligence Period, non-disclosure and non-competition agreements, in a form acceptable to Property Management Buyer, executed by the Shareholders of Property Management Seller. This separate non-competition agreement shall provide (a) for a period of two (2) years after the Closing Date (the “Restriction Period”) Key Personnel shall not: within twenty-five (25) miles of the Location, directly or as an owner, officer, employee, agent, or otherwise, operate a management company either with the name “Island Beach Resort” or any similar name and/or design, or style of service similar that of the Business; (b) for a period of two (2) years after the Closing Date directly or indirectly, as an owner, officer,

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employee, agent, or otherwise solicit for employment or employ any employees of the Business. If any provision of this Section 9.3 or Section 7. 1 is violated, in whole or in part, Property Management Buyer shall be entitled in addition to damages upon application to any court of proper jurisdiction, to seek a temporary restraining order, preliminary injunction or permanent injunction, to restrain and enjoin such violation without prejudice as to any other remedies Property Management Buyer may have at law or in equity and Property Management Seller hereby consents to the issuance thereof by any court of competent jurisdiction. The Property Management Seller agrees that the restrictions in this Section 9.3 or Section 7.1 are reasonable and necessary for the protection of Property Management Buyer’s business and goodwill and that Property Management Buyer will suffer irreparable injury, for which monetary damages alone may be inadequate, if Property Management Seller engages in the prohibited conduct. If Property Management Buyer seeks a temporary restraining order, preliminary injunction or permanent injunction, Property Management Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon and Property Management Seller waives any requirement for the securing or posting of any bond in connection with such remedy. If any provision of this Section 9.3 is held by any court of competent jurisdiction to be unenforceable, or unreasonable, as to time, geographic area or business limitation, the parties agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable law and the court in each case shall reduce the necessary terms to a permissible duration, burden or scope. The parties further agree that, in such event, the remaining restrictions contained herein shall be severable and shall remain in effect and shall be enforceable independently of each other. Upon any breach of the covenants contained in this Section 9.3 whether or not there is litigation, the restrictions as to duration contained therein shall be deemed automatically extended for a period at least equal to the total period of such breach or breaches.

10. Consultation. Anthony P. Carpentier (“Anthony”) agrees to provide Property Management Buyer, at no cost to Property Management Buyer, with consulting services relating to the operation of the Business for two (2) weeks prior to Closing on a reasonable basis (i.e., 20 hours per week) and for two (2) weeks after Closing provided, however, Anthony shall provide, prior to Closing, a schedule of his availability so that such consulting services shall be subject to Anthony’s schedule. Thereafter, for the following ninety (90) days, Anthony shall be reasonably available during regular business hours, as needed, but no more than ten (10) hours total per week. Such assistance may be by telephone or in person at the discretion of the Property Management Buyer. During the Due Diligence Period, Property Management Buyer or his designated agent shall be permitted to visit the Business to observe the operation of the Business.

11. Miscellaneous

11.1 Notices. All notices consents, demands and other communications hereunder are to be in writing and must be sent or transmitted by (i) United States mail, certified or registered, return receipt requested (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the party below or to such other mailing address or facsimile number as one party shall provide to the other party in accordance with this provision and are deemed to have been duly given or made on the delivery date if delivery is made during applicable normal working hours, or on the next business day if deliver after applicable normal working hours. In the event a delivery or notice deadline falls on a weekend or holiday, then the applicable deadline will be extended

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to include the first business day following such weekend or holiday.

If to Asset Buyer:Ark	Island Beach Resort, LLC
85 Fifth Avenue
New York, New York 10003-3019
Attention: Robert J. Stewart. President
Email: bstewart@arkrestarants.com

with a copy to:	Joel P. Koeppel, Esq.
Koeppel Law Group, P.A.
400 South Australian Avenue, Suite 300
West Palm Beach, Florida 33401
Email: Joel@KoeppelLawGroup.com

and if to Asset Seller:	Island Beach Resort, Inc.
9800 South Ocean Drive
Jensen Beach, Florida 34957
Attention: Anthony P. Carpentier

with copy to:	Bob Kramer, Esq.
Kramer, Sopko & Levinstein, P.A.
2300 SE Monterey Road, Suite 100
Stuart, Florida 34996
Email: rkramer@kslattorneys.com

11.2 Construction. This Agreement constitutes the entire understanding of the parties and may be amended only by a writing executed by all of the parties to be bound. The section and subsection beadings of this Agreement have been inserted solely for convenience of reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The parties agree that they have had the opportunity to read this Agreement and obtain the advice of legal counsel, and further agree that the provisions set forth herein are fair and reasonable. The recitals form an integral part of this Agreement and are hereby incorporated herein. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party hereto.

11.3 Invalidity. In the event any provision or portion of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction as applied to any fact or circumstance, the remaining provisions and portions of this Agreement and the same provision as applied to any other fact or circumstance shall not be affected or impaired thereby and shall remain valid and enforceable.

11.4 Waiver. No failure of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other

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party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

11.5 Assignment; Binding Effect. No party may assign its rights or delegate its obligations hereunder without the consent of the other party; except that Property Management Buyer may assign its rights under this Agreement to a corporation, limited liability company or other similar entity owned and controlled by Property Management Buyer. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.6 Electronic Transmission and Counterparts. This Agreement may be executed by electronic transmission and/or simultaneously in one or more counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

11.7 Risk of Loss. In the event there is a material loss regarding the Business or the Location between the Effective Date and the Closing Date, Property Management Buyer, at its option, may (a) terminate this Agreement (and Restaurant Asset Buyer and Real Property Buyer shall have the same right to terminate those agreements) and the parties hereto shall have no further obligations hereunder, or (b) close the transaction described herein, provided that Property Management Buyer shall be entitled to a credit for the fair value of any Acquired Assets destroyed or damaged on account of such loss and such credit is agreeable to Property Management Seller. If the parties cannot agree on the amount of the “fair value credit”, either party may terminate this Agreement.

11.8 Submission of Agreement. The submission of this Agreement to the Property Management Seller or their agents or attorneys for review shall not be deemed an offer to purchase from Property Management Buyer, and no agreement with respect to the purchase and sale of the Acquired Assets shall exist unless and until this Agreement is executed and delivered by the Property Management Seller and Property Management Buyer.

11.9 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed to create any partnership, joint venture or other relationship between the Property Management Seller and Property Management Buyer (other than the relationship of seller and/or shareholder and buyer). No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person or entity other than the Property Management Seller and Property Management Buyer.

11.10 Further Assurances. Consistent with the terms and conditions hereof each party shall execute and deliver all instruments, certificates and other documents and shall perform all other acts which the other party reasonably requests in order to carry out this Agreement and the transactions contemplated hereby.

11.11 Survival. The provisions of Section 2, Section 5, Section 8, Section 9 and Section 10 shall survive the Closing for a period of one (1) year after Closing, and upon said one (1) year date, all representations, warranties and covenants contained in Sections 2, 5, 8, 9 and 10 shall cease and all monies remaining in the Escrow Cash shall immediately be delivered to Property Management Seller, its successors and/or assigns.

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11.12 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

11.13 JURY WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

11.14 Fees and Expenses. Each of the parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In any action brought to enforce the terms of this Agreement or any guarantee of obligations hereunder, the prevailing party shall be entitled to recover all costs of enforcement and litigation, including but not limited to reasonable attorney’s fees. As used in this Agreement the term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation or proceeding, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed the day and year first above written.

ASSET SELLER:		ASSET BUYER:

Island Beach Resort, Inc.		Ark Island Beach Resort, LLC
a Florida corporation		a Delaware limited liability company

By:	/s/: Anthony P. Carpentier	By:	/s/:Robert Stewart
Printed Name: Anthony P. Carpentier		Printed Name: Robert J. Stewart
Title: President		Title: President
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EXHIBIT SCHEDULES

PARAGRAPH	DESCRIPTION

1.2	Excluded Assets

1.3	Assumed Liabilities

5.6	Legal Proceedings

5.8	Permits and Licenses

5.9	Real Property Title Exceptions

5.10	Contracts, Agreements, Commitments, Personal Property Leases

5.13	Broker

5.16 (a)	Written Employment Agreements

5.16 (b)	Name and current compensation of employees